RAPCO	Roads & General Contracting Projects

No. 66329

Ref : L/TECH-64/01-344

Date : September 22, 2001

City Mix L.L.C.	Fax: 622 3457

Abu Dhabi - UAE

Attn :	Mr. Andrey Kharlonov General Manager

Sub :	Offer to Supply Ready Mix Concrete

Dear Sirs,

Reference to your letter dated September 20, 2001, we would like to thank you for your consideration us as a potential client.

We have studied your equipments catalogue and found it will be satisfying us. We assure that we are in a position to cooperate with you in regards of concrete supply for our existing projects and forthcoming projects subject to necessary approvals and quality control requirements.